UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 24, 2014

   MUELLER INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6770	25-0790410
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

8285 Tournament Drive Suite 150 Memphis, Tennessee	38125
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(901) 753-3200

Registrant's Former Name or Address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 21, 2014, Mueller Europe Limited (the “Company”), a wholly owned indirect subsidiary of Mueller Industries, Inc. (“Mueller”), entered into a Share Purchase Agreement with Travis Perkins PLC (the “Buyer”) providing for the sale by the Company to the Buyer of all of the outstanding capital stock (the “Shares”) of Mueller Primaflow Limited (“Primaflow”), the Company’s United Kingdom based plumbing and heating systems import distribution business.  The aggregate consideration paid by the Buyer to the Company for the Shares was £15 million or approximately $23.6 million, subject to customary working capital adjustments.  Primaflow, which serves markets in the United Kingdom and Ireland, reported net sales of £39.5 million and after-tax net income of £1.9 million for the 2013 fiscal year.

         The sale of Primaflow supports Mueller’s overall strategy to focus our resources on growing our core manufacturing business in Europe.

The description of the Share Purchase Agreement contained herein is qualified in its entirety by the full text of the Share Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

10.1	Share Purchase Agreement by and among Mueller Europe Limited and Travis Perkins PLC, dated November 21, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER INDUSTRIES, INC.

By:	/s/ Gary C. Wilkerson
Name:	Gary C. Wilkerson
Title:	Vice President, General Counsel and Secretary

Date: November 24, 2014

Exhibit Index

Exhibit No.	Description

10.1	Share Purchase Agreement by and among Mueller Europe Limited and Travis Perkins PLC, dated November 21, 2014.